Exhibit 23.1







CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-111567 of Par Pharmaceutical Companies, Inc. on Form S-3 of our report dated February 25, 2004, appearing in the Annual Report on Form 10-K of Par Pharmaceutical Companies, Inc. for the year ended December 31, 2003, and of our report dated August 13, 2004 relating to the financial statements of Kali Laboratories, Inc. as of and for the year ended December 31, 2003, appearing in the Current Report on Form 8-K/A of Par Pharmaceutical Companies, Inc. dated August 24, 2004, and to the reference to us under the heading "Experts" in such Prospectus.






Parsippany, New Jersey
August 25, 2004